Exhibit 10.28

Turning Point Therapeutics, Inc.

February 16, 2022

Annette North

Executive Vice President and General Counsel

Re: Transition Consulting Agreement

Dear Annette:

This letter sets forth the terms of the transition consulting agreement (the “Consulting Agreement”) that Turning Point Therapeutics, Inc. (the “Company”) is offering to you in connection with your resignation from the Company effective as of March 4, 2022 (“Separation Date”).

1.
Consulting Agreement.
(a)
Consulting Period. The consulting relationship will commence on the day after the Separation Date and will continue until June 30, 2022, unless terminated earlier pursuant to Section 1(h) below or extended by mutual written agreement (the “Consulting Period”).
(b)
Consulting Services. You agree to provide strategic advice and counseling to the Company regarding the job responsibilities you held and the work you were involved in, before the Separation Date, as requested from time to time by Ray Furey, Senior Vice President and Chief Compliance Officer (the “Consulting Services”), for up to a maximum of ten (10) hours per month unless otherwise mutually agreed by you and the Company. The Consulting Services may be completed at a location of your choosing. You will perform all requests in a reasonably timely fashion, and you will exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Consulting Services. You and the Company agree to work cooperatively and in good faith in connection with your performance of the Consulting Services. Company will attempt to schedule any such Consulting Services at times and in a manner reasonably convenient to you, with due regard for your personal and other obligations.
(c)
Independent Contractor Relationship. Your relationship with the Company during the Consulting Period will be that of an independent contractor, and nothing in this Consulting Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. You will not be entitled to any of the benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, and you acknowledge and agree that your relationship with the Company during the Consulting Period will not be subject to the Fair Labor Standards Act, the California Labor Code or other laws or regulations governing employment relationships.
(d)
Consideration for Consulting Services. Equity Vesting. The Company will consider your change of status (effective as of the Separation Date), and your Consulting Services during the Consulting Period, to constitute “Continuous Service” as defined in Section 13(n) of the Company’s 2019 Equity Incentive Plan (the “Equity Plan”), and therefore your outstanding equity awards will continue to vest in accordance with their terms during the Consulting Period; provided that, except with respect to “incentive stock options” that are modified pursuant to Section 1(i) herein, any stock options that are “incentive stock options” under Section 422 of the Internal Revenue Code shall, upon the three (3) month anniversary of the Separation Date, cease to be eligible for the tax treatment afforded to “incentive stock options.” Vesting of your equity awards will cease at the termination of the Consulting Period.
(e)
Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the written authorization of the Board. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.
(f)
Proprietary Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you obtain or develop in the course of performing the Consulting Services. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services. You further acknowledge and reaffirm your continuing obligations (including without limitation your non-solicitation obligations) under your previously signed Invention Disclosure, Confidentiality & Proprietary Rights and Arbitration Dispute Resolution Agreement (the “Confidentiality Agreement,” a copy of which is attached hereto as Exhibit A) and which is incorporated herein by reference.
(g)
Other Work Activities. Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your Consulting Services for the Company, so long as such activities do not present a conflict of interest with the Company’s business, or interfere with your continuing obligations owed to the Company. In the event that it unclear to you whether a particular activity would breach this commitment, you agree to contact the Company’s President and Chief Executive Officer to seek clarification.
(h)
Termination of Consulting Period. Without waiving any other rights or remedies, the Company may terminate immediately the Consulting Period upon your breach of any provision of this Consulting Agreement or your Confidentiality Agreement. Further, you may terminate the Consulting Period at any time, for any reason, upon two (2) weeks’ written notice to the Company.
(i)
Extended Stock Option Exercise Period. Notwithstanding anything contrary set forth in the Equity Plan, any prior equity incentive plans or any award agreements, the

Company agrees to extend the exercise period for your vested stock options as of the last day of the Consulting Period, through the date that is twelve (12) months from the last day of the Consulting Period. Except as expressly modified in this Consulting Agreement, your equity awards shall continue to be governed by the terms of the applicable grant notices, stock option agreements and equity incentive plan(s).
2.
General. This Consulting Agreement, together with the Confidentiality Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Consulting Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Consulting Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Consulting Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Consulting Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Consulting Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Consulting Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Consulting Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Consulting Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes, and may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

If this Consulting Agreement is acceptable to you, please sign below and return the fully signed original to me.

Sincerely,

TURNING POINT THERAPEUTICS, INC.

By: /s/ Athena Countouriotis

Athena Countouriotis, M.D.

President, Chief Executive Officer

Exhibit A - Confidentiality Agreement

AGREED:

/s/ Annette North

Annette North

Date: February 17, 2022

EXHIBIT A

CONFIDENTIALITY AGREEMENT